Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

November 22, 2005

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces the Closing of Phillipsburg Branch Transaction

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank announced that the Bank completed its previously announced transaction with interState Net Bank under which the Bank purchased loans and assumed deposits of interState’s leased branch in Phillipsburg, New Jersey. Commencing Monday, November 21, the Bank began operating the branch at 1228 Route 22 East in Phillipsburg, New Jersey.

The branch acquisition added approximately $21.0 million in related deposits and $16.4 million in related loans to Unity’s existing branch network. The purchase price was approximately $1.6 million.  “The Phillipsburg location represents our 14th branch and we believe that this location represents an excellent opportunity for loan and deposit generation,” said Mr. Hughes. “It also expands our franchise into Warren County.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $610 million in assets and $519 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through its 14 retail service centers located in Hunterdon, Middlesex, Somerset, Warren and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.